COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following combined company unaudited pro forma condensed combined financial information and notes thereto have been prepared by Regal Rexnord Corporation in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, in order to give effect to the Transactions (as defined below). The Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 7, 2021, sets forth certain additional information regarding the Transactions.
On October 4, 2021 (the “Closing Date”), in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of February 15, 2021 (as amended, supplemented or modified from time to time, the “Merger Agreement”), Regal Beloit Corporation (which changed its name on October 4, 2021 to Regal Rexnord Corporation) (the “Company” or “Regal”) completed its previously announced combination with the Process & Motion Control business (“PMC Business”) of Rexnord Corporation (which changed its name on October 4, 2021 to Zurn Water Solutions Corporation) (“Rexnord”) in a Reverse Morris Trust transaction (the “Transactions”). Pursuant to the Transactions and subject to the terms and conditions of the Merger Agreement and the other definitive agreements entered into in connection therewith, (i) Rexnord transferred to its then-subsidiary Land Newco, Inc. (“Land”) substantially all of the assets, and Land assumed substantially all of the liabilities, of the PMC Business (the “Reorganization”), (ii) after which all of the issued and outstanding shares of common stock, $0.01 par value per share, of Land (“Land common stock”) held by a subsidiary of Rexnord were distributed in a series of distributions to Rexnord’s stockholders (the “Distributions”, and the final distribution of Land common stock from Rexnord to Rexnord’s stockholders, which was made pro rata for no consideration, the “Spin-Off”) and (iii) immediately after the Spin-Off, a subsidiary of Regal (“Merger Sub”) merged with and into Land (the “Merger”) and all shares of Land common stock (other than those held by Rexnord, Land, the Company, Merger Sub or their respective subsidiaries) were converted as of the effective time of the Merger (the “Effective Time”) into the right to receive 0.22296103 shares of common stock, $0.01 par value per share, of the Company (“Company common stock”), as calculated in the Merger Agreement.
As of the Effective Time, Land, which held the PMC Business, became a wholly owned subsidiary of the Company.
Pursuant to the Merger, the Company issued approximately 27,055,945 shares of Company common stock to holders of Land common stock, which represents approximately 39.9% of the approximately 67,756,732 outstanding shares of Company common stock immediately following the Effective Time. The Merger Agreement provides that, in order to preserve the tax-free nature of the Transactions, in the event that Rexnord stockholders and Regal shareholders who own shares of Rexnord common stock and Regal common stock (“Overlap Shareholders”) are to be counted by the parties in order to satisfy applicable tax requirements (“Overlap Shares”), the number of shares of Regal common stock issued in the Transactions is subject to increase at closing such that former stockholders of Land (together with the Overlap Shareholders), own at least 50.8% (“Threshold Percentage”) of the issued and outstanding shares of Regal common stock immediately following consummation of the Merger for tax purposes. In addition, holders of record of Company common stock as of October 1, 2021 received $6.99 per share of Company common stock pursuant to a previously announced special dividend in connection with the Transactions (the “Special Dividend”).
In addition, Regal, Rexnord, Land or their respective affiliates entered into a series of ancillary agreements in connection with the Transactions, and in connection with the separation of the operations of the PMC Business from Rexnord entered into a Transition Services Agreement, pursuant to which Rexnord will provide certain transition services to Regal for a period of time following the Merger in exchange for certain transition services charges. The total amount of such separation charges to be incurred is not material to the combined company unaudited pro forma condensed combined financial information.
The Merger Agreement and Separation and Distribution Agreement (“Separation Agreement”) also provided for closing working capital and other adjustments to the purchase price, which are not reflected in the combined company unaudited pro forma condensed combined financial information at July 3, 2021. The total assets and liabilities assumed will be adjusted, based on the final balances per the terms included within the Separation Agreement.
The combined company unaudited pro forma condensed combined financial information and related notes were prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Regal as the accounting acquirer of the PMC Business. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests is generally the accounting acquirer. In identifying Regal as the accounting acquirer, the Company’s conclusion is based primarily on (1) the current chief executive officer of Regal continued as the chief executive officer of the combined company after the Transactions, (2) nine of 11 members of the board of directors of the combined company after the Transactions, are existing Regal directors, and (3) Regal issued its equity interests as consideration for the Merger.
The combined company unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Regal and historical combined financial statements of the PMC Business as adjusted to give effect to the Transactions. The combined company unaudited pro forma condensed combined balance sheet as of July 3, 2021 gives effect to the Transactions as if they had occurred on July 3, 2021. The combined company unaudited pro forma condensed combined statement of income for the six months ended July 3, 2021 and the fiscal year ended January 2, 2021 gives effect to the Transactions as if they had occurred on December 29, 2019. Refer to Note 2 - Basis of Presentation for additional information.
The combined company unaudited pro forma condensed combined financial information and related notes should be read in conjunction with the historical financial statements of Regal and the PMC Business referenced below:
•The financial statements included in Regal’s Annual Report on Form 10-K, for the year ended January 2, 2021, which was filed with the SEC on March 2, 2021;
•Regal’s unaudited condensed consolidated financial statements for the six months ended July 3, 2021 included in Regal’s Current Report on Form 10-Q which was filed with the SEC on August 11, 2021;
•The PMC Business’s audited combined financial statements and the accompanying notes as of and for the nine months ended December 31, 2020 and as of and for the twelve months ended March 31, 2020, which was filed with the SEC on July 21, 2021; and
•The PMC Business’s unaudited condensed combined financial statements as of and for the six months ended June 30, 2021, which are incorporated by reference to Exhibit 99.1 of this Current Report on Form 8-K/A.
The historical combined financial statements of the PMC Business have been derived from the consolidated financial statements and accounting records of Rexnord, as if its operations had been conducted independently from those of Rexnord. The combined financial statements of the PMC Business are presented on a carve-out basis in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).
The historical combined statement of income includes all revenues and costs directly attributable to the PMC Business as well as an allocation of expenses related to executive management, finance, legal, tax, information technology, human resources and other shared services. Expenses that are specifically identifiable to the PMC Business are directly recorded to the combined statement of income. The remaining expenses are primarily allocated on the basis of revenues generated or headcount. The PMC Business considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the PMC Business. The combined financial statements include all assets and liabilities that reside within the PMC Business legal entities. Assets and liabilities in shared entities were included in the standalone financial statements to the extent the asset is primarily used by the PMC Business. The allocations may not reflect the expenses the PMC Business would have incurred as a standalone entity for the periods presented. As a result, the combined financial statements may not be indicative of the PMC Business’s financial condition, results of operations or cash flows had it operated as a standalone entity during the periods presented, and the results stated in the combined financial statements are not indicative of the PMC Business’s future financial condition, results of operations or cash flows.

The combined company unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the combined company unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the combined company unaudited pro forma condensed combined financial information. The Transaction Accounting Adjustments are intended to represent the necessary adjustments to account for the Transactions. Autonomous Entity Adjustments are adjustments that are necessary to reflect the operations and financial position of the registrant as an autonomous entity when the registrant was previously part of another entity. There are no Autonomous Entity Adjustments included in the combined company unaudited pro forma condensed combined financial information.
The combined company unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results that would have occurred had the events been consummated as of the dates indicated, nor is it indicative of any future results. The combined company unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, or any anticipated revenue enhancements, cost savings or operating synergies that may result from the Transactions.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of July 3, 2021
(Dollars in millions, except share and per share data)

	As of July 3, 2021	As of June 30, 2021	Transaction Accounting Adjustments			Transaction Accounting Adjustments
	Regal	PMC After Reclassification (Note 3)	Pre-Merger Adjustments (Note 4)	Note	PMC After Pre- Merger Adjustments	Merger Adjustments (Note 6)	Note	Pro Forma Combined
Assets
Current assets:
Cash and Cash Equivalents	$ 618.5	$ 217.8	$ —	4(a)(iii)	$ 217.8	$ (49.6)	6(a)	$ 786.7
Trade Receivables, Less Allowances	558.0	186.1	—		186.1	(0.7)	6(b)	743.4
Inventories	759.2	215.0	—		215.0	46.7	6(c)	1,020.9
Prepaid Expenses and Other Current Assets	141.0	39.0	—		39.0	(4.9)	6(k)	175.1
Assets Held for Sale	7.5	—	—		—	—		7.5
Total Current Assets	2,084.2	657.9	—		657.9	(8.5)		2,733.6
Net Property, Plant and Equipment	534.1	347.4	—		347.4	76.0	6(d)	957.5
Operating Lease Assets	71.8	50.2	—		50.2	—	6(e)	122.0
Goodwill	1,511.8	1,125.3	—		1,125.3	1,203.0	6(f)	3,840.1
Intangible Assets, Net of Amortization	504.9	317.4	—		317.4	1,518.6	6(g)	2,340.9
Deferred Income Tax Benefits	45.3	7.7	7.3	4(a)(i)(ii)	15.0	10.4	6(i)	70.7
Other Noncurrent Assets	21.6	11.3	(5.2)	4(a)(i)	6.1	(1.7)	6(m)	26.0
Total Assets	$ 4,773.7	$ 2,517.2	$ 2.1		$ 2,519.3	$ 2,797.8		$ 10,090.8

Liabilities and Equity
Current Liabilities:
Accounts Payable	$ 461.4	$ 120.4	$ —		$ 120.4	$ (0.7)	6(b)	$ 581.1
Dividends Payable	13.4	—	—		—	—		13.4
Accrued Compensation and Benefits	77.4	39.9	—		39.9	—		117.3
Other Accrued Expenses	133.7	58.7	0.3	4(a)(ii)	59.0	(2.6)	6(l)	190.1
Current Operating Lease Liabilities	22.0	8.4	—		8.4	—		30.4
Current Maturities of Long-Term Debt	230.9	2.3	—		2.3	—		233.2
Total Current Liabilities	938.8	229.7	0.3		230.0	(3.3)		1,165.5
Non-Current Liabilities:
Long-Term Debt	789.0	70.6	486.8	4(a)(iii)	557.4	284.5	6(h)	1,630.9
Deferred Income Taxes	175.3	117.1	—		117.1	365.5	6(i)	657.9
Pension and Other Post Retirement Benefits	63.7	50.1	39.0	4(a)(ii)	89.1	—		152.8
Noncurrent Operating Lease Liabilities	53.2	44.0	—		44.0	—		97.2
Other Noncurrent Liabilities	57.2	26.3	(5.2)	4(a)(i)	21.1	—		78.3

Equity
Shareholders’ Equity
Common Stock, $0.01 Par Value, 100.0 million Shares Authorized; 40.7 million Shares Issued and Outstanding, Historical Regal; 67.7 million Shares Issued and Outstanding, Pro Forma Combined	$ 0.4	$ —	$ —		$ —	$0.3	6(j)	$0.7
Additional Paid-In Capital	698.4	—	—		—	3,942.4	6(j)	4,640.8
Retained Earnings	2,130.3	—	—		—	(334.2)	6(j)	1,796.1
Net Parent Investment	—	1,986.0	(518.8)	4(a)(i) (ii)(iii)	1,467.2	(1,467.2)	6(j)	—
Accumulated Other Comprehensive Loss	(164.1)	(9.8)	—		(9.8)	9.8	6(j)	(164.1)
Total Shareholders' Equity	2,665.0	1,976.2	(518.8)		1,457.4	2,151.1		6,273.5
Noncontrolling Interests	31.5	3.2	—		3.2	—		34.7
Total Equity	2,696.5	1,979.4	(518.8)		1,460.6	2,151.1		6,308.2
Total Liabilities and Equity	$ 4,773.7	$ 2,517.2	$ 2.1		$ 2,519.3	$ 2,797.8		$ 10,090.8

See accompanying notes to combined company unaudited pro forma condensed combined financial information.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Six Months Ended July 3, 2021
(Dollars in millions, except share and per share data)

	Six Months Ended July 3, 2021	Six Months Ended June 30, 2021	Transaction Accounting Adjustments
	Regal After Reclassification (Note 3)	PMC After Reclassification (Note 3)	Pre-Merger Adjustments (Note 4)	Note	Merger Adjustments (Note 7)	Note	Pro Forma Combined
Net Sales	$ 1,701.0	$ 645.5	$ —		$ (2.7)	7(a)	$2,343.8
Cost of Sales	1,201.8	394.1	(0.1)	4(b)(i)	(0.6)	7(a)(c)	1,595.2
Gross Profit	499.2	251.4	0.1		(2.1)		748.6
Operating Expenses	287.6	148.2	—		45.0	7(c)(d)	480.8
Asset Impairments	2.3	—	—		—		2.3
Restructuring and Other Similar Charges	3.2	0.8	—		—		4.0
Total Operating Expenses	293.1	149.0	—		45.0		487.1
Income from Operations	206.1	102.4	0.1		(47.1)		261.5
Other (Income) Expenses, net	(2.4)	(1.5)	—		(19.8)	7(e)	(23.7)
Interest Expense	24.1	2.5	3.7	4(b)(ii)	(5.6)	7(f)	24.7
Interest Income	3.2	—	—		—		3.2
Income before Taxes	187.6	101.4	(3.6)		(21.7)		263.7
Provision (Benefit) for Income Taxes	39.4	23.8	(0.8)	4(b)(iii)	(9.1)	7(g)	53.3
Equity method investment income	—	0.3	—		—		0.3
Net Income	148.2	77.9	(2.8)		(12.6)		210.7
Less: Net Income Attributable to Noncontrolling Interests	3.0	0.2	—		—		3.2
Net Income Attributable to Regal Beloit Corporation	$ 145.2	$ 77.7	$(2.8)		$(12.6)		$207.5

Earnings Per Share Attributable to Common Shareholders
Basic	$ 3.57					7(h)	$3.07
Assuming Dilution	$ 3.54					7(h)	$3.04
Weighted Average Number of Shares Outstanding:
Basic	40.6					7(h)	67.7
Assuming Dilution	41.0					7(h)	68.2

See accompanying notes to combined company unaudited pro forma condensed combined financial information.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Year Ended January 2, 2021
(Dollars in millions, except share and per share data)

	Year Ended January 2, 2021	12 Months Ended December 31, 2020	Transaction Accounting Adjustments
	Regal After Reclassification (Note 3)	PMC After Reclassification (Note 3)	Pre-Merger Adjustments (Note 4)	Note	Merger Adjustments (Note 7)	Note	Pro Forma Combined
Net Sales	$ 2,907.0	$ 1,233.8	$ —		$ (4.0)	7(a)	$4,136.8
Cost of Sales	2,080.1	803.8	(0.1)	4(b)(i)	46.8	7(a)(b)(c)	2,930.6
Gross Profit	826.9	430.0	0.1		(50.8)		1,206.2
Operating Expenses	504.5	278.1	—		89.7	7(c)(d)	872.3
Goodwill Impairment	10.5	—	—		—		10.5
Asset Impairments	5.3	—	—		—		5.3
Restructuring and Other Similar Charges	26.6	19.2	—		—		45.8
Gain on Sale of Businesses	(0.1)	—	—		—		(0.1)
Total Operating Expenses	546.8	297.3	—		89.7		933.8
Income from Operations	280.1	132.7	0.1		(140.5)		272.4
Other (Income) Expenses, net	(4.4)	13.8	—		60.6	7(e)	70.0
Interest Expense	39.8	4.0	9.2	4(b)(ii)	21.4	7(f)	74.4
Interest Income	5.9	—	—		—		5.9
Income before Taxes	250.6	114.9	(9.1)		(222.5)		133.9
Provision (Benefit) for Income Taxes	56.8	28.5	(2.3)	4(b)(iii)	(45.4)	7(g)	37.6
Net Income	193.8	86.4	(6.8)		(177.1)		96.3
Less: Net Income Attributable to Noncontrolling Interests	4.5	0.5	—		—		5.0
Net Income Attributable to Regal Beloit Corporation	$ 189.3	$ 85.9	$(6.8)		$(177.1)		$91.3

Earnings Per Share Attributable to Common Shareholders
Basic	$ 4.66					7(h)	$1.35
Assuming Dilution	$ 4.64					7(h)	$1.34
Weighted Average Number of Shares Outstanding:
Basic	40.6					7(h)	67.6
Assuming Dilution	40.8					7(h)	68.0

See accompanying notes to combined company unaudited pro forma condensed combined financial information.

NOTES TO COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Description of Transaction
On October 4, 2021, Regal and Rexnord consummated the Transactions to effect the transfer of the PMC Business to Regal in accordance with the Merger Agreement and Separation Agreement, pursuant to which and subject to the terms and conditions therein:
•Rexnord transferred the PMC Business to Land;
•Concurrently with the execution of the Merger Agreement, Regal and the PMC Business entered into a debt commitment letter to provide senior bridge loans under a 364-day senior bridge loan credit facility in an aggregate principal amount of approximately $486.8 million (“Land Bridge Facility”). Upon effectiveness of the delayed draw term loan facility (“DDTL Facility”) commitment, the Land Bridge Facility commitment was terminated. Land incurred debt equal to $486.8 million through the DDTL Facility. The proceeds were used by Land to make a cash distribution to Rexnord equal to $486.8 million (“Land Cash Payment”) in accordance with the calculation prescribed in the Separation Agreement;
•As previously announced, concurrently with the execution of the Merger Agreement, Regal entered into a commitment letter dated as of February 15, 2021 (as modified pursuant to the terms of that certain Joinder to Commitment Letter dated as of March 17, 2021, the “Regal Commitment Letter”) pursuant to which certain financial institutions party thereto committed to provide senior bridge loans under a 364-day senior bridge loan credit facility in an aggregate principal amount of up to $2.126 billion (which we refer to as the “Regal Bridge Facility”), subject to the terms and conditions of the Regal Commitment Letter. As the Merger was consummated and the payment of amounts in connection therewith occurred without the use of the Regal Bridge Facility, the commitments under the Regal Commitment Letter were terminated in connection with the closing of the Transactions. As previously disclosed, on March 17, 2021, the Company entered into an amendment (the “First Amendment”) with the Company's lenders to the Amended and Restated Credit Agreement, dated August 27, 2018 (the “Existing Credit Agreement” and, as amended by the First Amendment, the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and the lenders named therein. The First Amendment amended the Credit Agreement to, among other things, (i) permit the consummation of the Transactions, (ii) permit the incurrence of indebtedness to finance the Special Dividend; and (iii) provide an increase of $250 million in the aggregate principal amount of the revolving commitments under the Existing Credit Agreement. In connection with the closing of the Transactions, the Company drew upon the Credit Agreement to finance the payment of the Special Dividend.
•Rexnord distributed to its stockholders all of the issued and outstanding shares of Land common stock in the Spin-Off; and
•Merger Sub merged with and into Land, with Land as the surviving corporation.
As a result of the Merger, the existing shares of Land common stock were automatically converted into the right to receive 0.22296103 shares of Regal common stock. Pursuant to the Merger, holders of Rexnord’s common stock that received shares of the PMC Business common stock in the Spin-Off were also issued approximately 39.9%. of the issued and outstanding shares of Regal common stock and existing holders of Regal common stock immediately prior to the Merger represented approximately 60.1% of the issued and outstanding shares of Regal common stock, in each case, excluding any overlaps in the pre-Merger stockholder bases. The Distribution and the Merger is a Reverse Morris Trust transaction and is intended to be tax-free to Rexnord stockholders for U.S. federal income tax purposes..
As described above, prior to the Distribution, the PMC Business made the Land Cash Payment to Rexnord amounting to $486.8 million in cash, in accordance with the calculation prescribed in the Separation Agreement.

The Land Cash Payment was funded by newly issued debt and became debt of the combined company following the Merger pursuant to ASC 805. Refer to Note 4 – Transaction Accounting Adjustments - Pre-Merger Adjustments for additional information.
Note 2 - Basis of Presentation
The combined company unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Regal and historical carve-out combined financial statements of the PMC Business. The combined company unaudited pro forma condensed combined balance sheet as of July 3, 2021 gives effect to the Transactions as if they had occurred on July 3, 2021. The combined company unaudited pro forma condensed combined statement of income for the six months ended July 3, 2021 and the fiscal year ended January 2, 2021 gives effect to the Transactions as if they had occurred on December 29, 2019. Regal has historically operated on a 52/53-week fiscal year on the Saturday nearest to the last day of the year or the quarter, which was December 28, 2019 for fiscal year 2019, January 2, 2021 for the fiscal year 2020, and July 3, 2021 for the second quarter of 2021. Following the end of Rexnord's fiscal year ended March 31, 2020, Rexnord transitioned to a December 31 fiscal year-end date. As a result, the combined financial statements of the PMC Business include financial information for the nine-month period from April 1, 2020 to December 31, 2020 (the "Transition Period"). Prior to the Transition Period, Rexnord’s fiscal year ended on March 31 of each year. For example, fiscal 2020 represents the period from April 1, 2019 to March 31, 2020. As a result of the Transition Period, the PMC Business’s historical combined statement of operations have been aligned to the fiscal year of Regal as follows:
•For the fiscal year ended January 2, 2021 , the Company adjusted the PMC Business's audited combined statement of operations for the year ended March 31, 2020, to (i) include the PMC Business's audited combined statement of operations data for the nine months ended December 31, 2020, and to (ii) exclude the PMC Business's unaudited combined statement of operations data for the nine months ended December 31, 2019 incorporated by reference to the Company’s joint proxy statement/prospectus-information statement on Form S-4, as amended (Registration No. 333-255982), which was declared effective by the SEC on July 20, 2021.
•The following table presents the reconciliation of the PMC Business’s historical unaudited financial data for the 12 months ended December 31, 2020 presented in the combined company unaudited pro forma consolidated statement of income.

	Audited		Unaudited
	Nine Months Ended December 31, 2020	Plus	Less	LTM Period Ended December 31, 2020
		Fiscal Year Ended March 31, 2020	Nine Months Ended December 31, 2019
Net Sales	$ 870.3	$ 1,358.2	$ 994.7	$ 1,233.8
Cost of Sales	571.9	862.9	631.0	803.8
Gross profit	298.4	495.3	363.7	430.0
Selling, general and administrative expenses	194.1	271.3	201.0	264.4
Restructuring and other similar charges	13.0	14.3	8.1	19.2
Amortization of intangible assets	10.1	14.4	10.8	13.7
Income from Operations	81.2	195.3	143.8	132.7
Non-operating (expense) income:
Interest expense, net	(3.3)	(2.0)	(1.3)	(4.0)
Gain on the extinguishment of debt	-	3.0	3.0	-
Actuarial loss on pension and postretirement benefit obligations	(1.3)	(16.5)	(0.8)	(17.0)
Other income (expense), net	6.3	(2.7)	0.4	3.2
Income from operations before income taxes	82.9	177.1	145.1	114.9
Provision for Income Taxes	(24.2)	(34.8)	(30.5)	(28.5)
Equity method investment income	0.2	-	0.2	-
Net Income	58.9	142.3	114.8	86.4
Less: Non-controlling interest income	0.4	0.3	0.2	0.5
Net Income Attributable to Common Shareholders	$ 58.5	$ 142.0	$ 114.6	$ 85.9
The historical financial statements have been adjusted in the combined company unaudited pro forma condensed combined financial information to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the Transactions under U.S. GAAP.
The combined company unaudited pro forma condensed combined financial information and related notes were prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Regal as the accounting acquirer of the PMC Business. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the combined company unaudited pro forma condensed combined balance sheet, the estimated purchase consideration has been allocated to the assets acquired and liabilities assumed of the PMC Business based upon Regal management’s preliminary estimate of their fair values. Accordingly, the preliminary purchase price allocation and related adjustments reflected in this combined company unaudited pro forma condensed combined financial information are subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.
The Merger Agreement provided that, in order to preserve the tax-free nature of the Transactions, the Exchange Ratio would be increased if and to the extent necessary so that the number of shares of Regal common stock issued in the Merger would result in holders of issued and outstanding shares of Land common stock immediately prior to the Merger, taking into account in the case of Overlap Shareholders their Overlap Shares, receiving shares of Regal common stock that in the aggregate represent 50.8% of the issued and outstanding shares of Regal common stock immediately following the Merger for tax purposes. In certain other circumstances in which the Overlap Shareholders are not being counted for this purpose, the Merger Agreement provides that the number of shares of Regal common stock that would have been issued in the Merger to former holders of Land common stock would equal 50.1% of the issued and outstanding shares of Regal common stock immediately following the Effective Time of the Merger. In connection with the Merger, the Overlap Shares held by Overlap Shareholders were counted and therefore the parties applied the Threshold Percentage.

In addition, in connection with the Transactions, Rexnord sought an IRS Ruling with respect to certain tax aspects of the Transactions, including matters relating to the nature and extent of shareholders who may be counted as Overlap Shareholders for purposes of determining the Exchange Ratio. On August 16, 2021, Rexnord received a private letter ruling from the IRS. The IRS Ruling addresses, among other things, the manner in which certain Overlap Shareholders may be identified and their respective ownership percentages may be determined for purposes of determining which categories of shareholders may be counted as Overlap Shareholders for purposes of Section 355(e) of the Internal Revenue Code (we refer to such categories of shareholders as “Qualifying Overlap Shareholders”).
The combined company unaudited pro forma condensed combined financial information and related notes were prepared in accordance with the assumptions outlined below. Based on the IRS Ruling and on Regal’s and Rexnord’s calculation of the shareholdings of such Qualifying Overlap Shareholders using the information set forth in the Regal 8-K Filing dated October 4, 2021, as of closing of the Merger:
•The Exchange Ratio was adjusted so that Regal would issue in the Merger shares of Regal common stock that would represent 39.9% of the issued and outstanding Regal common stock immediately following the Merger, which resulted in the issuance of 27,055,945 shares of Regal common stock
•Regal paid to the owners of Regal common stock in respect of their shares of Regal common stock owned as of the Regal Special Dividend Record Date a cash dividend of $6.99 per share (or approximately $284.5 million in the aggregate)
Additional shares of Regal common stock were required to be issued as a result of the Exchange Ratio adjustment mechanism described above and in accordance with the Merger Agreement, prior to the closing of the Merger, the Regal board of directors declared the Regal Special Dividend in an amount equal to the Baseline Regal Value (as defined below) minus the Adjusted Regal Value (as defined below), rounded to the nearest whole cent.
The “Baseline Regal Value” means an amount equal to the product of (i) the number of shares of Regal common stock issued and outstanding as of the record date for the Regal Special Dividend and (ii) $128.8215.
The “New Share Issuance” is determined by multiplying the number of shares of Regal common stock issued and outstanding as of October 4, 2021 of 40,700,787, by a fraction, the numerator of which is 38.6 and the denominator of which is 61.4 (0.6287), such that the New Share Issuance is equal to 25,587,140.
The “Adjusted Regal Value” means an amount equal to (i) the Baseline Regal Value multiplied by a fraction obtained by dividing (A) without giving effect to the adjustment mechanism, the New Share Issuance by (B) the total number of shares of Regal common stock to be issued in the Merger after giving effect to the adjustment mechanism.
As such, the Baseline Regal Value is calculated by multiplying 40,700,787 (Regal shares issued and outstanding as of October 4, 2021), by $128.8215, which equals $5,243,136,432.52.
The Adjusted Regal Value was calculated by multiplying $5,243,136,432.52 (the Baseline Regal Value), by the fraction obtained by dividing 25,587,140 (the New Share Issuance without giving effect to the adjustment mechanism) by 27,055,945 (the total number of shares of Regal common stock to be issued in the Merger after giving effect to the adjustment mechanism) (0.9457 rounded), which equals $4,958,498,619.73.
Therefore, the Regal Special Dividend (prior to rounding) is equal to $5,243,136,432.52 (the Baseline Regal Value), minus $4,958,498,619.73 (the Adjusted Regal Value), which equals $284,637,812.79. The amount of the Regal Special Dividend paid per share was rounded to the nearest whole cent, or $6.99 per share. Accordingly, the amount of the Regal Special Dividend that was paid to shareholders equals $284,498,501.13.
These combined company unaudited pro forma condensed combined financial information, including the preliminary purchase price allocation, are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Transactions had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.

Note 3 - Conforming Accounting Policies and Reclassification Adjustments
Based on a preliminary review of the accounting policies of Regal and the PMC Business, Regal is not aware of any differences that would have a material impact on the combined company unaudited pro forma condensed combined financial information. Regal is currently performing a full and detailed review of the PMC Business’s accounting policies and financial statements. As a result of the review, accounting policy differences may be identified and these differences, when identified, could have a material impact on the combined company unaudited pro forma condensed combined financial information.
Certain items included in the PMC Business's historical combined financial information have been reclassified to conform the PMC Business's financial statement presentation to Regal’s financial statement presentation.
PMC Business Condensed Combined Balance Sheet reclassifications:
The following items represent certain reclassification adjustments to conform the PMC Business's combined balance sheet presentation to Regal’s condensed consolidated balance sheet presentation, which have no impact on net assets and are summarized below (in millions):
As of June 30, 2021

Regal Presentation	PMC Business Presentation	PMC Business (Historical)	Reclassifications to conform to Regal’s presentation	Note	PMC Business (Historical, as adjusted)
Assets	Assets
Current Assets:	Current Assets:
Cash and Cash Equivalents	Cash and cash equivalents	$ 217.8	$ —		$ 217.8
Trade Receivables, Less Allowances	Receivables, net	186.1	—		186.1
Inventories	Inventories	215.0	—		215.0
Prepaid Expenses and Other Current Assets	Other current assets	39.0	—		39.0
Total Current Assets	Total current assets	657.9	—		657.9
Net Property, Plant and Equipment	Property, plant and equipment, net	347.4	—		347.4
Operating Lease Assets		—	50.2	(i)	50.2
Intangible Assets, net of amortization	Intangible assets, net	317.4	—		317.4
Deferred Income Tax Benefits		—	7.7	(i)	7.7
Goodwill	Goodwill	1,125.3	—		1,125.3
Other Noncurrent Assets	Other assets	69.2	(57.9)	(i)	11.3
Total Assets	Total assets	$ 2,517.2	$ —		2,517.2
Liabilities and Equity	Liabilities and Parent Equity
Current Liabilities:	Current Liabilities:
Current Maturities of Long-Term Debt	Current maturities of debt	2.3	—		2.3
Accounts Payable	Trade payables	120.4	—		120.4
Accrued Compensation and Benefits	Compensation and benefits	39.9	—		39.9
Other Accrued Expenses		—	58.7	(iii)	58.7
	Current portion of pension obligations	1.4	(1.4)	(iii)	—
Current Operating Lease Liabilities		—	8.4	(ii)	8.4
	Other current liabilities	65.7	(65.7)	(ii), (iii)	—
	Total Current Liabilities	229.7	—		229.7
Long-Term Debt	Long-term debt	70.6	—		70.6
Pension and Other Post Retirement Benefits	Pension obligations	50.1	—		50.1
Deferred Income Taxes	Deferred income taxes	117.1	—		117.1
Noncurrent Operating Lease Liabilities		—	44.0	(iv)	44.0
Other Noncurrent Liabilities	Other liabilities	70.3	(44.0)	(iv)	26.3
Total Liabilities	Total Liabilities	$ 537.8	$ —		$ 537.8

(i) To reclassify $7.7 million of deferred tax assets and $50.2 million operating lease ROU assets from Other assets, to Deferred Income Tax Benefits and Operating Lease Assets, respectively.
(ii) To reclassify $8.4 million of current operating lease liabilities from Other current liabilities to Current Operating Lease Liabilities.

(iii) To reclassify $57.3 million from Other current liabilities and $1.4 million from Current portion of pension obligations, to Other Accrued Expenses.
(iv) To reclassify $44.0 million of non-current operating lease liabilities from Other liabilities to Noncurrent Operating Lease Liabilities.
PMC Business Condensed Combined Statement of Operations reclassifications:
For the PMC Business Six Months Ended June 30, 2021

Regal Presentation	PMC Business Presentation	PMC Business (Historical)	Reclassifications to conform to Regal’s presentation	Note	PMC Business (Historical, as adjusted)
Net Sales	Net sales	$ 645.5	$ —		$ 645.5
Cost of Sales	Cost of sales	394.1	—		394.1
Gross Profit	Gross profit	251.4	—		251.4
Operating Expenses		—	148.2	(v)	148.2
	Selling, general and administrative expenses	141.6	(141.6)	(v)	—
Restructuring and Other Similar Charges	Restructuring and other similar charges	0.8	—		0.8
	Amortization of intangible assets	6.6	(6.6)	(v)	—
Income from Operations	Income from operations	102.4	—		102.4
	Non-operating (expense) income:
Interest Expense	Interest expense, net	(2.5)	—	(vi)	2.5
	Gain on extinguishment of debt	—	—		—
	Actuarial loss on pension and postretirement benefit obligations	—	—		—
Other (Income) Expenses, net	Other income (expense), net	1.5	—	(vii)	(1.5)
Income before Taxes	Income from operations before income taxes	101.4	—		101.4
Provision (Benefit) for Income Taxes	Provision for income taxes	(23.8)	—	(viii)	23.8
	Equity method investment income	0.3	—		0.3
Net Income	Net income	77.9	—		77.9
Less: Net Income Attributable to Noncontrolling Interests	Non-controlling interest income	0.2	—		0.2
Net Income Attributable to Regal Beloit Corporation	Net income attributable to Process & Motion Control	$ 77.7	$ —		$ 77.7

(v) To reclassify $141.6 million of Selling, general, and administrative expenses, and $6.6 million of Amortization of intangible assets to Operating Expenses.

(vi) To reclassify amounts in the PMC Business's Interest expense, net to Interest Expense to conform with Regal's financial statement presentation.

(vii) To reclassify amounts in the PMC Business's Other income (expense), net to Other (Income) Expenses, net to conform with the presentation of Regal's financial statement presentation.

(viii) To reclassify amounts in the PMC Business's Provision for income taxes to Provision (Benefit) for Income Taxes to conform with the presentation of Regal's financial statement presentation.

Regal Condensed Consolidated Statement of Income reclassification:

In order to align the presentation of expenses as they are expected to be presented as a combined company, Regal has elected to disaggregate restructuring charges that were previously recognized in the Operating Expenses and Cost of Sales line items in Regal’s Condensed Consolidated Statement of Income. This presentation is consistent with the presentation of similar expenses in the PMC Business’s historical Combined Statement of Operations.

The reclassification of these expenses is as follows (in millions):
For the Regal Six Months Ended July 3, 2o21

	Regal (Historical)	Reclassification Adjustments	Note	Regal (Historical, as adjusted)
Net Sales	$ 1,701.0	$ —		$ 1,701.0
Cost of Sales	1,204.1	(2.3)	(ix)	1,201.8
Gross Profit	496.9	2.3		499.2
Operating Expenses	288.5	(0.9)	(ix)	287.6
Goodwill Impairment	—	—		—
Asset Impairments	2.3	—		2.3
Restructuring and Other Similar Charges	—	3.2	(ix)	3.2
Gain on Sale of Businesses	—	—		—
Total Operating Expenses	290.8	2.3		293.1
Income from Operations	206.1	—		206.1
Other (Income) Expenses, net	(2.4)	—		(2.4)
Interest Expense	24.1	—		24.1
Interest Income	(3.2)	—	(x)	3.2
Income before Taxes	187.6	—		187.6
Provision for Income Taxes	39.4	—		39.4
Net Income	148.2	—		148.2
Less: Net Income Attributable to Noncontrolling Interests	3.0	—		3.0
Net Income Attributable to Regal Beloit Corporation	$ 145.2	$ —		$ 145.2
(ix) To reclassify $2.3 million of restructuring charges from Cost of Sales and $0.9 million of restructuring charges from Operating Expenses to Restructuring and Other Similar Charges.
(x) To reclassify amounts in Regal’s Interest Income for the six months ended July 3, 2021 to conform with Regal's financial statement presentation for the year ended January 2, 2021.
PMC Business Combined Statement of Operations reclassifications:
The following items represent certain reclassification adjustments to conform the PMC Business's Combined Statement of Operations presentation to Regal’s Consolidated Statement of Income presentation, which have no impact on net income and are summarized below (in millions):

For the PMC Business Twelve Months Ended December 31, 2020

Regal Presentation	PMC Business Presentation	PMC Business (Historical)	Reclassifications to conform to Regal’s presentation	Note	PMC Business (Historical, as adjusted)
Net Sales	Net sales	$ 1,233.8	$ —		$ 1,233.8
Cost of Sales	Cost of sales	803.8	—		803.8
Gross Profit	Gross profit	430.0	—		430.0
Operating Expenses		—	278.1	(xi)	278.1
	Selling, general and administrative expenses	264.4	(264.4)	(xi)	—
Restructuring and Other Similar Charges	Restructuring and other similar charges	19.2	—		19.2
	Amortization of intangible assets	13.7	(13.7)	(xi)	—
Income from Operations	Income from operations	132.7	—		132.7
	Non-operating (expense) income:
Interest Expense	Interest expense, net	(4.0)	—	(xii)	4.0
	Gain on extinguishment of debt	—	—		—
	Actuarial loss on pension and postretirement benefit obligations	(17.0)	17.0	(xiii)	—
Other (Income) Expenses, net	Other income (expense), net	3.2	(17.0)	(xiii), (xiv)	13.8
Income before Taxes	Income from operations before income taxes	114.9	—		114.9
Provision (Benefit) for Income Taxes	Provision for income taxes	(28.5)	—	(xv)	28.5
	Equity method investment income	—	—		—
Net Income	Net income	86.4	—		86.4
Less: Net Income Attributable to Noncontrolling Interests	Non-controlling interest income	0.5	—		0.5
Net Income Attributable to Regal Beloit Corporation	Net income attributable to Process & Motion Control	$ 85.9	$ —		$ 85.9

(xi) To reclassify $264.4 million of Selling, general, and administrative expenses, and $13.7 million of Amortization of intangible assets to Operating Expenses.

(xii) To reclassify amounts in the PMC Business's Interest expense, net to Interest Expense to conform with Regal's financial statement presentation.

(xiii) To reclassify $17.0 million of actuarial loss on pension and postretirement benefit obligations from Actuarial loss on pension and postretirement benefit obligations to Other (Income) Expenses, net.

(xiv) To reclassify amounts in the PMC Business's Other income (expense), net to Other (Income) Expenses, net to conform with the presentation of Regal's financial statement presentation.

(xv) To reclassify amounts in the PMC Business's Provision for income taxes to Provision (Benefit) for Income Taxes to conform with the presentation of Regal's financial statement presentation.

Regal Consolidated Statement of Income reclassification:

In order to align the presentation of expenses as they are expected to be presented as a combined company, Regal has elected to disaggregate restructuring charges that were previously recognized in the Operating Expenses and Cost of Sales line items in Regal’s Consolidated Statement of Income. This presentation is consistent with the presentation of similar expenses in the PMC Business’s historical Combined Statement of Operations.

The reclassification of these expenses is as follows (in millions):
For the Regal Fiscal Year Ended January 2, 2o21

	Regal (Historical)	Reclassification Adjustments	Note	Regal (Historical, as adjusted)
Net Sales	$ 2,907.0	$ —		$ 2,907.0
Cost of Sales	2,098.3	(18.2)	(xvi)	2,080.1
Gross Profit	808.7	18.2		826.9
Operating Expenses	512.9	(8.4)	(xvi)	504.5
Goodwill Impairment	10.5	—		10.5
Asset Impairments	5.3	—		5.3
Restructuring and Other Similar Charges	—	26.6	(xvi)	26.6
Gain on Sale of Businesses	(0.1)	—		(0.1)
Total Operating Expenses	528.6	18.2		546.8
Income from Operations	280.1	—		280.1
Other (Income) Expenses, net	(4.4)	—		(4.4)
Interest Expense	39.8	—		39.8
Interest Income	5.9	—		5.9
Income before Taxes	250.6	—		250.6
Provision for Income Taxes	56.8	—		56.8
Net Income	193.8	—		193.8
Less: Net Income Attributable to Noncontrolling Interests	4.5	—		4.5
Net Income Attributable to Regal Beloit Corporation	$ 189.3	$ —		$ 189.3
(xvi) To reclassify $18.2 million of restructuring charges from Cost of Sales and $8.4 million of restructuring charges from Operating Expenses to Restructuring and Other Similar Charges.
Note 4 - Transaction Accounting Adjustments - Pre-Merger Adjustments
In accordance with the Separation Agreement, certain assets and liabilities will be transferred by Rexnord to the PMC Business that are currently not reflected in the historical combined balance sheet of the PMC Business, and the historical combined balance sheet of the PMC Business reflects certain assets that will not be acquired and certain liabilities that will not be assumed as part of the Merger.
In addition, prior to the Effective Time of the Merger and as a condition to the Spin-Off, the PMC Business was required to make a cash payment to Rexnord pursuant to the Separation Agreement. The amount of the Land Cash Payment was equal to a cash dividend of $486.8 million. To fund the Land Cash Payment, the PMC Business with coordination from Regal, entered into a DDTL Facility in the aggregate principal amount of $486.8 million. The proceeds of the DDTL Facility were drawn by the PMC Business in a single drawing.

The following adjustments are included in the combined company unaudited pro forma condensed combined balance sheet and in the combined company unaudited pro forma condensed combined statement of income to reflect the impact of these pre-merger transactions.
a)Combined Company Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments
The following summarizes the Pre-Merger pro forma adjustments to give effect as if the Merger had been completed on July 3, 2021 for the purposes of the combined company unaudited pro forma condensed combined balance sheet.
i.Represents an adjustment to reflect Rexnord’s retention of the deferred compensation plan assets and liabilities of $5.2 million as discussed in the Separation Agreement, that is currently included in Other Noncurrent Assets and Other Noncurrent Liabilities, related to PMC Business employees. The adjustment reflects the following impact on the combined company unaudited pro forma condensed combined balance sheet:
•A decrease of $5.2 million in Other Noncurrent Liabilities related to deferred compensation plan liabilities;
•A decrease of $5.2 million in Other Noncurrent Assets related to deferred compensation plan assets;
•A decrease of $1.3 million in Deferred Income Tax Benefits; and
•A decrease of $1.3 million in Net Parent Investment for the related impact of the aforementioned plans.
ii.Represents an adjustment to include the domestic pension plans that were excluded from the PMC Business carve-out financial statements and will be transferred to the PMC Business as part of the Separation. The estimated tax impacts of the pro forma adjustments have been reflected in the combined company unaudited pro forma condensed combined balance sheet by using a tax rate of 22.0% for the six months ended June 30, 2021. The adjustment reflects the following impact on the unaudited pro forma condensed combined balance sheet:
•A net increase of $39.0 million in Pension and Other Post Retirement Benefits and an increase of $0.3 million in Other Accrued Expenses ($241.4 million in liability and $202.1 million in assets) related to the transfer of domestic pension plans;
•An increase of $8.6 million in Deferred Income Tax Benefits; and
•A net decrease of $30.7 million in Net Parent Investment for the related impact of the aforementioned plans (consisting of a $39.0 million decrease related to the Pension and Other Post Retirement Benefits, a $0.3 million decrease related to Other Accrued Expense, and a $8.6 million increase related to the Deferred Income Tax Benefits).
iii.Represents adjustments related to the debt issuance and cash payment in connection with the Land Cash Payment to Rexnord. The adjustment reflects the following impact on the combined company unaudited pro forma condensed combined balance sheet:
•Pro forma adjustments related to Cash and Cash Equivalents:

(in millions)	As of July 3, 2021
Proceeds from issuance of the DDTL Facility	$486.8
Land Cash Payment to Rexnord	(486.8)
Net adjustment to Cash and Cash Equivalents	$—
•Pro forma adjustment to increase Long-Term Debt to reflect the execution of the DDTL Facility of $486.8 million. Unamortized debt issuance costs related to the DDTL Facility do not meet the definition of an asset and, therefore, would not be recognized in connection with the Merger.

•Pro forma adjustment to reduce Net Parent Investment to reflect the Land Cash Payment to Rexnord of $486.8 million.
b)Combined Company Unaudited Pro Forma Condensed Combined Statement of Income Adjustments
The following summarizes the Pre-Merger pro forma adjustments to give effect as if the Merger had been completed on December 29, 2019 for the purposes of the combined company unaudited pro forma condensed combined statement of income.
i.Represents an adjustment to remove historical depreciation relating to the one property not acquired by Regal as part of the Transactions. As of July 3, 2021, the one property not acquired by Regal as part of the Transactions was sold and therefore not reflected in the PMC Business condensed combined balance sheet.
ii.Represents an adjustment of $3.7 million and $7.3 million for the six months ended July 3, 2021 and the year ended January 2, 2021, respectively, for the incremental Interest Expense in relation to the DDTL Facility, and an adjustment to Interest Expense of $1.9 million for the year ended January 2, 2021 relating to the recognition of the financing fees associated with the Land Bridge Facility. The Interest Expense related to the DDTL Facility will affect the statement of income until the maturity of the term loan in 2023 or repayment, if earlier. The Interest Expense associated with the Land Bridge Facility financing fees will not affect the combined statements of income beyond twelve months after the acquisition date.
The interest rate on the DDTL Facility reflects a three-month LIBOR rate of 0.130% as of September 30, 2021 plus a Eurodollar margin of 1.375%, for an all-in rate of 1.505%. A sensitivity analysis on interest expense has been performed to assess the effect of a change of 0.125% of the hypothetical interest rate would have on Interest Expense. A 0.125% increase or decrease in interest rates would result in a change in Interest Expense of approximately $0.3 million and $0.6 million for the six months ended July 3, 2021 and the year ended January 2, 2021, respectively.
iii.Represents an adjustment to reflect the estimated tax impacts of the pro forma adjustments in Provision (Benefit) for Income Taxes in the combined company unaudited pro forma condensed combined statement of income by using a blended statutory tax rate of 22.0% and 24.6% for the six months ended July 3, 2021 and the year ended January 2, 2021, respectively. During the first fiscal quarter of 2021, Regal underwent tax planning which impacted the blended statutory rate for the six months ended July 3, 2021. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for the combined company unaudited pro forma condensed combined financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the Transactions and those differences may be material.
Note 5 - The Merger
Pursuant to the Transactions, the Land shares of common stock held by Rexnord's stockholders were converted into the number of shares of Regal common stock such that immediately after the Merger such shares issued to former Rexnord stockholders represented approximately 39.9% of Regal common stock issued and outstanding immediately following the Merger, and the shareholders of Regal common stock issued and outstanding immediately prior to the Merger collectively owned approximately 60.1% of Regal common stock issued and outstanding immediately following the Merger.
Estimated preliminary purchase consideration
The following table represents the preliminary estimate of the purchase consideration paid in the Merger. Information included in tables may not foot due to rounding.

(in millions, except share and per share data)
Land common stock issued and outstanding immediately prior to the Merger (a)	121,348,314
Exchange Ratio (Rounded) (b)	0.2230
Number of shares of Regal common stock to be issued in the Merger	27,055,945

Regal share price as of October 4, 2021	$151
Less: Regal Special Dividend per share	(6.99)
Regal share price after Regal Special Dividend (c)	$144.01
Fair value of Regal common stock to be issued	$3,896.3
Estimated fair value of share-based compensation awards attributable to precombination services (d)	$47.2
Land financing fees paid by Regal (e)	$3.9
Effective settlement of pre-existing relationship (f)	$(0.8)
Estimated preliminary purchase consideration	$3,946.6

(a) Based on Land common stock distributed to Rexnord stockholders as part of the Spin-Off of Land as of October 4, 2021.
(b) Exchange Ratio, calculated pursuant to the terms of the Merger Agreement, as follows:

Shares of Land common stock issued and outstanding immediately prior to the Merger	121,348,314

Regal common stock issued and outstanding immediately prior to the Effective Time	40,700,787
Share issuance ratio pursuant to the terms of the Merger Agreement	0.6287
New Share Issuance of Regal common stock	25,587,140
Additional shares of Regal common stock to be issued to maintain Threshold Percentage	1,468,805
Shares of Regal common stock to be issued in the Merger	27,055,945
Exchange Ratio (Rounded)	0.2230
The New Share Issuance is determined by multiplying the number of shares of Regal common stock issued and outstanding as of October 4, 2021 of 40,700,787, by a fraction, the numerator of which is 38.6 and the denominator of which is 61.4 (0.6287, rounded), such that the New Share Issuance is equal to 25,587,140.
Based on the analysis of the Overlap Shareholders, the Exchange Ratio was adjusted in order for the holders of issued and outstanding shares of Land common stock immediately prior to the Merger to receive shares of Regal common stock that in the aggregate represent, for tax purposes, and taking into account in the case of Overlap Shareholders their Overlap Shares, at least 50.8% of the issued and outstanding shares of Regal common stock immediately following the Merger.
The final Overlap Shares of 7,364,475 was determined based on the IRS Ruling received on August 16, 2021. The number of shares of Regal common stock issued in the Merger was determined by calculating the number of shares required to be issued to Rexnord shareholders such that the number of shares of Regal common stock to be issued in the Merger plus Overlap Shares are equal to the Threshold Percentage of the pro forma shares outstanding ((number of shares of Regal common stock to be issued in the Merger + Overlap Shares) / ( number of shares of Regal common stock to be issued in the Merger + Regal Shares issued and outstanding as of October 4, 2021) = 50.8%). The number of shares of Regal common stock to be issued in the Merger resulting from the Overlap Shares is equal to 27,055,945 ((27,055,945 + 7,364,475) / (27,055,945 + 40,700,787) = 50.8%).

The difference between the New Share Issuance of 25,587,140 (as defined above) and the number of shares of Regal common stock issued in the Merger of 27,055,945, equals 1,468,805, which represents the additional shares of Regal common stock issued to maintain the Threshold Percentage.
The Exchange Ratio was calculated by dividing 27,055,945 (the number of shares of Regal common stock t issued in the Merger), by 121,348,314 (which is the number of shares of Land common stock issued and outstanding as of October 4, 2021), which equals 0.22296103.
(c) Closing price of one share of Regal common stock on the New York Stock Exchange on October 4, 2021 and adjusted for the Regal Special Dividend. The Regal Special Dividend was paid to holders of Regal common stock as of a record date prior to the Merger Closing Date. Because the payment of the Regal Special Dividend was conditioned on the closing of the Merger, it is assumed that the market value of Regal common stock declined as a result of the Regal Special Dividend such that the Special Dividend was reflected in the combined company’s opening share price on October 5, 2021. The Regal Special Dividend per share is derived by the total amount of the Regal Special Dividend over the number of Regal common stock issued and outstanding immediately prior to the Effective Time. Refer to Note 2 - Basis of Presentation for additional information on the calculation of the Regal Special Dividend paid.
(d) The consideration for replacement of the outstanding equity awards held by employees of the PMC Business. Certain outstanding equity-based awards held by employees of the PMC Business that related to shares of Rexnord common stock were replaced by equity-based awards of Regal relating to shares of Regal common stock with substantially similar terms and conditions, except that Rexnord accelerated the vesting and settlement of most of the performance share units ("PSU") held by PMC Business employees prior to the consummation of the Transaction. The remaining PSUs relating to shares of Rexnord common stock were replaced by restricted stock units (“RSU”) relating to shares of Regal common stock subject to substantially the same terms and conditions as the PSUs other than performance goals, which were deemed satisfied in connection with the Transaction. A portion of the fair value of the PMC Business’s equity-based awards issued represents consideration transferred, while a portion represents future compensation expense based on the vesting terms of the equity-based awards. The amount attributable to consideration transferred for pre-combination services was calculated based on the ratio of the pre-combination service period (grant date until Closing Date) to the longer of the original total service period or the modified service period, if any. The aggregate fair value of outstanding awards was reduced to reflect an estimate of future forfeitures. As the Regal Special Dividend was paid pursuant to the terms of the Merger Agreement; holders of Regal equity-based awards outstanding after the Merger (including those granted in connection with the Merger to former holders of PMC Business equity-based awards) were kept whole pursuant to the existing anti-dilution provisions in the applicable plan documents. In connection with the Special Dividend, outstanding equity-based awards relating to Regal common stock were adjusted in accordance with the adjustment provisions of the applicable Regal equity incentive plan documents to increase the number of shares subject to such awards and, in the case of stock appreciation rights, to adjust the strike price per share, in each case to preserve the intrinsic value of such awards. The impact of the make-whole provision was deemed to have an immaterial impact; thus, no adjustment has been reflected in the unaudited pro forma condensed combined financial information. Additionally, the fair value of share-based awards attributable the post-combination period is not reflected as an incremental adjustment in the combined company unaudited pro forma condensed combined statement of income, as such additional expense was not deemed material in relation to historical amounts recorded in the PMC Business condensed combined statement of operations.
(e) Represents financing fees paid by Regal for the Land Bridge Facility and DDTL Facility that were determined to be costs of Rexnord.
(f) Effective settlement of Accounts Payable owed by Regal to the PMC Business as of the acquisition date.
Preliminary purchase price allocation
The table below summarizes the preliminary allocation of purchase price to the assets acquired and liabilities assumed, as if the Merger had been completed on July 3, 2021. The allocation has not been finalized. The final determination of these estimated fair values, the assets’ useful lives and the amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the combined company unaudited pro forma condensed combined financial information. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Merger.
The preliminary purchase price allocation is presented below:

(in millions)
Preliminary estimated fair value of total acquisition consideration	$3,946.6
Plus: Fair Value of Noncontrolling Interest acquired	3.2
$3,949.8
Assets:
Cash and Cash Equivalents	217.8
Trade Receivables, Less Allowances	186.1
Inventories	261.7
Prepaid Expenses and Other Current Assets	39.0
Net Property, Plant and Equipment	423.4
Operating Lease Assets	50.2
Intangible Assets, Net of Amortization	1,836.0
Deferred Income Tax Benefits	25.4
Other Noncurrent Assets	6.1
Total Assets	3,045.7
Liabilities:
Total Current Liabilities	230.0
Long-Term Debt (g)	557.4
Pension and Other Post Retirement Benefits	89.1
Deferred Income Taxes	482.6
Noncurrent Operating Lease Liabilities	44.0
Other Noncurrent Liabilities	21.1
Total Liabilities	1,424.2
Net Assets Acquired	1,621.5
Goodwill	$2,328.3

(g) Includes the assumption of $486.8 million of long-term debt incurred by Land to make the Land Cash Payment to Rexnord prior to completion of the Merger.
Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Transactions due to differences in the allocation of the purchase consideration, and changes in the depreciation and amortization related to some of these assets and liabilities.
Note 6 - Transaction Adjustments to the Combined Company Unaudited Pro Forma Condensed Combined Balance Sheet
The following summarizes the Transaction Accounting Adjustments to give effect as if the Transactions had been completed on July 3, 2021 for the purposes of the combined company unaudited pro forma condensed combined balance sheet.
(a)Represents an adjustment to Cash and Cash Equivalents consisting of the following:

(in millions)	As of July 3, 2021
Proceeds from debt drawn from Regal's Existing Credit Agreement (i)	$284.5
Special Cash Dividend to Regal shareholders (ii)	(284.5)
Transaction Fees and Expenses (iii)	(43.4)
Debt Issuance Costs (iv)	(6.2)
Net adjustment to Cash and Cash Equivalents	$(49.6)

(i)Represents the proceeds from Regal’s Existing Credit Agreement obtained to fund the Regal Special Dividend of $284.5 million to Regal’s shareholders.
(ii)Represents the Regal Special Dividend of $284.5 million paid to Regal shareholders as part of the Transactions. The Regal Special Dividend was paid to holders of Regal common stock as of October 1, the record date.
(iii)Represents the payment of transaction costs related to the Transactions for legal fees, advisory services, and accounting and other professional fees related to the Merger, which had not been paid as of July 3, 2021.
(iv)Represents the debt issuance costs associated with the Regal Bridge Facility and ticking fees on the DDTL Facility incurred in connection with the Transactions of $6.2 million which had not been paid as of July 3, 2021.
(b)Represents an adjustment of $0.7 million to Accounts Payable and $0.7 million to Trade Receivables, Less Allowances to eliminate the outstanding balances between Regal and the PMC Business that are effectively settled following the Merger.
(c)Represents an adjustment of $46.7 million to Inventories to reflect the estimated step-up in fair value of PMC Business's inventory acquired, valued using a comparative sales method. The calculated value is preliminary and subject to change and could vary materially from the final purchase price allocation.
(d)Represents an adjustment of $97.7 million and $(21.7) million to Net Property, Plant and Equipment to reflect the estimated step-up in fair value of Property, Plant and Equipment acquired and to reflect the unfavorable terms of acquired finance leases when compared to market terms, respectively. The estimated adjustment to Net Property, Plant and Equipment was determined based on assumptions that market participants would use in pricing an asset. These calculated values are preliminary and subject to change and could vary materially from the final purchase price allocation.
(e)The adjustment to Operating Lease Assets to reflect favorable and unfavorable terms of the leases when compared with market terms was determined to not significantly impact the financial statements. The calculated value is preliminary and subject to change and could vary materially from the final purchase price allocation.
(f)Represents an adjustment to Goodwill to reflect the resulting goodwill that would have been recorded if the Merger occurred on July 3, 2021.

(in millions)	As of July 3, 2021
Goodwill resulting from the Merger	$2,328.3
Less: Historical Goodwill of the PMC Business	(1,125.3)
Net adjustment to Goodwill	$1,203
(g)Represents an adjustment to Intangible Assets, Net of Amortization to reflect the estimated fair value of intangible assets acquired consisting of the following:

(in millions)	Estimated useful life (in years)	As of July 3, 2021
Trade name portfolio	12	$225
Technology portfolio	12	87.0
Customer relationships	20	1,524.0
Less: Historical Intangible Assets, Net of Amortization of the PMC Business		(317.4)
Net adjustment to Intangible Assets, Net of Amortization		$1,518.6

The fair value estimates for identifiable intangible assets are preliminary and are based upon assumptions that market participants would use in pricing an asset. The fair value of customer relationships was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from the PMC Business's existing customer base. The PMC Business trade name and technology were valued using the relief from royalty method, which considers both the market approach and the income approach. The calculated value is preliminary and subject to change and could vary materially from the final purchase price allocation.
A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of Goodwill by $143.3 million and the amount of amortization expense by $5.1 million and $10.2 million for the six months ended July 3, 2021 and the year ended January 2, 2021, respectively.
(h)Represents an adjustment of $284.5 million to Long-Term Debt to reflect the draw on Regal’s Existing Credit Agreement to finance the Regal Special Dividend.
(i)Represents an adjustment for the estimated tax impacts of the pro forma adjustments to Deferred Income Taxes as a result of purchase accounting in the combined company unaudited pro forma condensed combined balance sheet by using a blended statutory tax rate of 22.0% for the six months ended July 3, 2021. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for this combined company unaudited pro forma condensed combined financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.
(j)Represents an adjustment to Total Shareholders’ Equity consisting of the following:

(in millions)	Common Stock	Additional Paid- In Capital	Retained Earnings	Net Parent Investment	Accumulated Other Comprehensive Loss
Regal Special Dividend (i)	$—	$—	$(284.5)	$—	$—
Elimination of total PMC Business Net Parent Investment and Accumulated Other Comprehensive Loss (ii)	—	—	—	(1,467.2)	9.8
Issuance of shares of Regal common stock (iii)	0.3	3,942.4	—	—	—
Transaction costs (iv)	—	—	(40.8)	—	—
Regal Bridge Facility debt issuance costs (v)	—	—	(8.9)	—	—
Net adjustment to Total Shareholders’ Equity	$0.3	$3,942.4	$(334.2)	$(1,467.2)	$9.8

i.Represents the Regal Special Dividend of $284.5 million paid to Regal shareholders as part of the Transactions. The total amount of the Regal Special Dividend was calculated pursuant to the terms of the Merger Agreement and as further described in Note 2 – Basis of Presentation. The Regal Special Dividend was paid to holders of Regal common stock as of a record date on October 1, 2021.
ii.Represents the elimination of the PMC Business's Net Parent Investment of $1,467.2 million and Accumulated Other Comprehensive Loss of $9.8 million.
iii.Represents the shares of Regal common stock to be issued as purchase consideration.

iv.Represents transaction fees and expenses incurred related to the Transactions which were not expensed as of July 3, 2021.
v.Represents debt issuance costs related to the Regal Bridge Facility which were not expensed as of July 3, 2021.
(k)Represents an adjustment to Prepaid Expenses and Other Current Assets of $4.9 million to remove the financing fees paid and capitalized for the Land Bridge Facility that were determined to be costs of Rexnord reimbursed by Regal of $1.9 million, and to remove the financing fees paid and capitalized for the Rover Bridge Facility of $3.0 million.
(l)Represents an adjustment to pay accrued transaction expenses of $2.6 million recorded in Other Accrued Expenses as of July 3, 2021.
(m)Represents an adjustment to Other Noncurrent Assets of $1.7 million to remove financing fees paid and capitalized for the DDTL Facility that were determined to be costs of Rexnord reimbursed by Regal.
Note 7 - Transaction Adjustments to the Combined Company Unaudited Pro Forma Condensed Combined Statement of Income
The following summarizes the Transaction Accounting Adjustments to give effect as if the Transactions had been completed on December 29, 2019 for the purposes of the combined company unaudited pro forma condensed combined statement of income:
(a)Represents adjustments to Net Sales and Cost of Sales of $2.7 million and $2.7 million, respectively, for the six months ended July 3, 2021 and $4.0 million and $4.0 million, respectively, for the year ended January 2, 2021 to remove the effect of transactions between Regal and the PMC Business that would be intercompany transactions following completion of the Merger.
(b)Represents an adjustment to Cost of Sales of $46.7 million for the year ended January 2, 2021 resulting from the run-off of the estimated step-up in fair value of inventory acquired. This adjustment will not affect the combined statement of income beyond twelve months after the acquisition date.
(c)Represents the net adjustment to Operating Expenses and Cost of Sales of $45.0 million and $2.1 million, respectively, for the six months ended July 3, 2021 and $89.7 million and $4.1 million, respectively, for the year ended January 2, 2021. This results from the incremental depreciation expense relating to the estimated step-up in fair value of the PMC Business’s Net Property, Plant and Equipment, reduction of depreciation expense related to the net unfavorable terms of acquired finance leases, and incremental amortization expense relating to the estimated fair values of the Intangible assets recognized in the Merger. These calculated values are preliminary and subject to change and could vary materially from the final purchase price allocation.
Depreciation expense for Net Property, Plant and Equipment was estimated based on a straight-line methodology, using useful lives ranging from 3 to 20 years. The vast majority of Net Property, Plant and Equipment is attributable to Machinery and Equipment, and Buildings and Improvements assets which have estimated useful lives of 10 years and 20 years, respectively.

(in millions)	Six months ended July 3, 2021	Year ended January 2, 2021
Depreciation expense on Net Property, Plant and Equipment	$26	$50.1
Less: Historical depreciation expense related to Net Property, Plant and Equipment	(23.4)	(45.0)
Net adjustment to depreciation expense	$2.6	$5.1
Net adjustment reflected in Cost of Sales	$2.1	$4.1
Net adjustment reflected in Operating Expenses	$0.5	$1.1

(in millions)	Six months ended July 3, 2021	Year ended January 2, 2021
Amortization expense on Trade name portfolio	$9.4	$18.8
Amortization on Technology portfolio	3.6	7.3
Amortization on Customer relationships	38.1	76.2
Less: Historical Intangible Asset amortization	(6.6)	(13.7)
Net adjustment to Operating Expenses related to amortization expense	$44.5	$88.6

(d)The adjustment to Operating Expenses resulting from the amortization of the net unfavorable and favorable terms of the leases was determined to not significantly impact unaudited pro forma condensed combined statement of income.
(e)Represents an adjustment to Other (Income) Expenses, net of $60.6 million for the year ended January 2, 2021 resulting from estimated transaction related costs that are not currently reflected in the historical financial statements of Regal, which consist of professional, legal, and other acquisition related fees. Included within the $60.6 million adjustment for the year ended January 2, 2021 are $19.8 million of transaction related costs which were recognized by Regal during the six months ended July 3, 2021. These expenses are removed from the combined company unaudited pro forma condensed combined statement of income for the six months ended July 3, 2021 as these costs will not affect the combined statement of income beyond twelve months after the acquisition date.
(f)Represents an adjustment to Interest Expense of $(5.6) million and $21.4 million for the six months ended July 3, 2021 and the year ended January 2, 2021, respectively, to reflect additional Interest Expense related to the financing incurred by Regal to pay the Regal Special Dividend in connection with the Transactions. The Interest Expense associated with the Regal Bridge Facility debt issuance costs will not affect the combined statements of income beyond twelve months after the acquisition date.

(in millions)	Six months ended July 3, 2021	Year ended January 2, 2021
Interest Expense on additional debt to finance the Regal Special Dividend	$2.2	$4.3
Amortization of debt issuance costs related to the amendment of Regal’s Existing Credit Agreement	—	0.4
Interest expense related to Regal Bridge Facility debt issuance costs (i)	(7.8)	16.7
Net adjustment to Interest Expense	$(5.6)	$21.4

(i) $7.8 million of expense related to the Regal Bridge Facility was recognized by Regal during the six months ended July 3, 2021. These expenses are removed from the combined company unaudited pro forma condensed combined statement of income for the six months ended July 3, 2021 and recognized in the combined company unaudited pro forma combined statement of income for the year ended January 2, 2021 as these costs will not affect the combined statement of income beyond twelve months after the acquisition date.
The interest rate on Regal’s Existing Credit Agreement reflects a three-month LIBOR rate of 0.130% as of September 30, 2021 plus a Eurodollar margin of 1.375%, for an all-in rate of 1.505%. A sensitivity analysis on interest expense has been performed to assess the effect of a change of 0.125% of the hypothetical interest rate would have on interest expense. A 0.125% increase or decrease in interest rates would result in a change in interest expense of approximately $0.2 million and $0.4 million for the six months ended July 3, 2021 and the year ended January 2, 2021, respectively.
(g)Represents an adjustment for the estimated tax impacts of the pro forma adjustments in Taxes on income (loss) in the combined company unaudited pro forma condensed combined statement of income by using a blended statutory tax rate of 22.0% and 24.6% for the six months ended July 3, 2021 and the year ended January 2, 2021, respectively. Based on a preliminary analysis of each component of the estimated $49.6 million of transaction costs reflected in the combined company unaudited pro forma condensed combined statement of income for the year ended January 2, 2021, $22.5 million was deemed to be deductible for income tax purposes, resulting in a $5.6 million benefit to Taxes on income (loss) when multiplied by the blended statutory tax rate.
The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.
(h)Represents the adjustment to EPS for the six months ended July 3, 2021 and the year ended January 2, 2021 to present pro forma basic and diluted weighted average shares of the combined company using the historical weighted average shares of Regal common stock outstanding combined with the additional Regal equity awards issued in conjunction with the Transaction. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted earnings per share (in millions, except share and per share data):

Pro Forma Basic Weighted Average Shares	Six Months Ended July 3, 2021	Year Ended January 2, 2021
Pro forma net income (loss) attributable to common shareholders	$207.5	$91.3
Historical weighted average Regal common stock shares outstanding - Basic	40,642,121	40,592,636
Issuance of shares to Rexnord common stock shareholders	27,055,945	27,055,945
Pro forma weighted average shares (basic)	67,698,066	67,648,581
Pro forma basic EPS	$3.07	$1.35

Pro Forma Diluted Weighted Average Shares	Six Months Ended July 3, 2021	Year Ended January 2, 2021
Historical weighted average Regal common stock shares outstanding - Diluted	40,984,794	40,768,972
Issuance of shares to Rexnord common stock shareholders Regal shares issued to Rexnord shareholders as consideration	27,055,945	27,055,945
Dilutive impact of Regal’s RSUs to replace PMC Business’s RSUs	72,304	72,304
Dilutive impact of Regal’s stock options to replace PMC Business’s stock options	123,459	123,459
Pro forma weighted average shares (diluted)	68,236,502	68,020,680
Pro forma diluted EPS	$3.04	$1.34